Exabyte Payment and Repayment Plan

Memorandum of Understanding

Second Amendment

This Memorandum of Understanding Second Amendment (this “Memorandum”) records mutual agreements reached as of this 29th day of August, 2006, between Tandberg Data Corp., having a place of business at Kjelsasveien 161, N-0411 Oslo, Norway (referred to here as “Tandberg”) and Exabyte Corporation, having a place of business at 2108 55th Street, Boulder, Colorado, 80301 U.S.A. and Nihon Exabyte Corporation, a representative and agent of Exabyte Corporation, having a place of business at Kasumigaseki Building, 35F, 3-2-5 Kasumigaseki, Chiyoda-ku, Tokyo, Japan (together referred to here as “Exabyte”) and Hitachi, Ltd. having a place of business at Shin-Otemachi Building, 2-1, Otemachi 2-chome, Chiyoda-ku, Tokyo, 100-0004, Japan (referred to here as “Hitachi”). This Memorandum shall replace the Memorandum of Understanding Amendment between Exabyte and Hitachi dated March 3, 2005, as amended (the “Original Memorandum”). Hitachi agrees to restructure the obligations of Exabyte under the Original Memorandum and Hitachi agrees to waive any defaults of Exabyte under the Original Memorandum.

This Memorandum shall not be effective if the sale of substantially all of Exabyte’s assets to Tandberg, expected to close by the middle of November, 2006 and no later than December 31, 2006 (the “Tandberg Transaction”) is not closed.

The Memorandum documents agreements between Exabyte and Hitachi regarding cancellation of certain indebtedness and modified repayment terms for the accounts payable owed by Exabyte to Hitachi totaling ¥459,100,000, which represents the entire amount owing and payable to Hitachi by Exabyte as of the date immediately prior to the date of this Memorandum (the “Prior Amount Payable”). Of the Prior Amount Payable: (i) Hitachi agrees to reduce the Prior Amount Payable by ¥99,100,000 and release Exabyte’s obligations with respect to such amount, resulting in the total amount payable to Hitachi by Exabyte as of the date of this Memorandum being ¥360,000,000 (the “Total Amount Payable”); (ii) Exabyte shall pay ¥230,000,000 to Hitachi concurrently with the closing of the “Tandberg Transaction”); and (iii) Exabyte shall repay the remaining ¥130,000,000 according to the Repayment Schedule attached as Exhibit A (“Repayment Schedule”).

Hitachi, Tandberg and Exabyte agree and acknowledge that, upon the closing of the Tandberg Transaction, Exabyte assigns this Memorandum and all of its rights and obligations hereunder to Tandberg.

Hitachi, Tandberg and Exabyte also agree and acknowledge that, upon the closing of the Tandberg Transaction, Exabyte assigns to Tandberg the Manufacturing and Supply Agreement between Exabyte and Hitachi, any other material agreements between Exabyte and Hitachi, and all of Exabyte’s rights and obligations hereunder.

Exabyte shall pay for new purchases made from Hitachi after August 31, 2006 according to the payment terms attached as Exhibit B (“Payment Terms”).

The payment with regard to the Repayment Schedule and Payment Terms shall be made by Exabyte through Nihon Exabyte Corporation to Hitachi as described in the Repayment Schedule and Payment Terms.

Except in the case of any Event of Default (as defined below) and to the extent that Exabyte is in compliance with the Payment Terms regarding any shipments from Hitachi after August 31, 2006, Hitachi agrees to make a reasonable effort to continue shipments to Exabyte in accordance with the Manufacturing and Supply Agreement between Exabyte and Hitachi.

At the option and sole discretion of Hitachi, the entire unpaid balance of the Total Amount Payable and all accrued interest, if any, and the total new accounts payable to Hitachi after August 31, 2006 shall become due and payable and any agreement among the parties shall immediately terminate, except for those provision in any agreements which by specification or by their nature should survive termination, upon the occurrence of any one or more of the following events (each an “Event of Default”):

i.	any failure by Exabyte to make a payment according to the Repayment Schedule when such payment is due;
ii.	any failure by Exabyte to comply with the Payment Terms with respect to any payable owed to Hitachi by Exabyte for purchases made and shipments received after August 31, 2006;
iii.

a merger, consolidation, termination of existence, insolvency, business failure, or cessation of the conduct of a substantial part of Exabyte’s current normal business activity; provided that these events shall not include the Tandberg Transaction or any direct equity investment by individual or institutional investors, or any direct equity investments made by strategic or corporate investors, if limited so they do not constitute a merger or consolidation; and

iv.	cancellation by IBM of the VXA program.

On a monthly basis, Exabyte will provide Hitachi the following information within 15 days of months end:

i.	Income Statement, Balance Sheet, and Cash Flow Statement;
ii.	Master Schedule with the portion of 1U, VXA1, VXA2, and VXA3 and any new drive in mass production;
iii.	POS Analysis Data, including details; and
iv.	Any supplementary information that Hitachi may request.

This Memorandum shall, when signed by Tandberg, Hitachi, and Exabyte representatives, supercede and replace any formal or informal agreements, memoranda, or proposals whether oral or written made by the parties at any time prior to the date of this Memorandum with regard to the repayment of the Total Amount Payable. Upon the closing of the Tandberg Transaction, Tandberg shall become a party to this

Memorandum and shall assume all obligations of Exabyte contained in this Memorandum. The existence and conditions of this Memorandum shall not be published or disclosed to 3rd parties without prior written consent of Tandberg, Hitachi and Exabyte, except as required under U.S. law, including the securities laws and regulations. [signature page follows]

The parties have entered into this Memorandum of Understanding Second Amendment as of the date above written.

By: /s/ Tom Ward	By: /s/ Gudmundur Einarsson
Name: Tom Ward, CEO	Name: Gudmundur Einarsson, CEO
Exabyte Corporation	Tandberg Data Corp.

By: /s/ Tom Ward	By: /s/
Name: Tom Ward, Director	Name:
Nihon Exabyte Corporation	Hitachi, Ltd.

Exhibit A

Repayment Schedule
Month	Repayment	Month End Balance	Interest %
Year 2006
A
M
J
J
Balance as of August 31, 2006: ¥360,000,000
Initial Payment	¥230,000,000	¥130,000,000
O	¥4,600,000	¥125,400,000	3.1%
N	¥4,600,000	¥120,800,000	3.1%
D	¥4,600,000	¥116,200,000	3.1%
Year 2007
J	¥9,000,000	¥107,200,000	3.1%
F	¥9,000,000	¥98,200,000	3.1%
M	¥9,000,000	¥89,200,000	3.1%
A	¥13,100,000	¥76,100,000	3.1%
M	¥13,100,000	¥63,000,000	3.1%
J	¥13,100,000	¥49,900,000	3.1%
J	¥17,000,000	¥32,900,000	3.1%
A	¥17,000,000	¥15,900,000	3.1%
S	¥15,900,000	0	3.1%
O
N
D

1.          Hitachi agrees to reduce the amount payable owed by Exabyte from ¥459,1000,000 to ¥360,000,000.

2.          Exabyte shall pay the Initial Payment concurrently with the closing of the Tandberg Transaction.

3.          Exabyte will pay interest monthly against the unpaid balance of the Total Amount Payable at the beginning of the month. The rate of interest is 3.1% per year.

Exhibit B

Payment Terms

Exabyte will pay Hitachi for all product received and invoiced after August 31, 2006 in net 30 days from receipt of invoice. All product received and invoiced in a given month will be paid for in full by the end of the last business day of the following month. Exabyte will use the same schedule for making repayments to Hitachi due within the month.